Exhibit 10.18

Options Media Group Holdings, Inc.
123 NW 13th Street, Suite 300
Boca Raton, FL 33432

July 20, 2011

Keith St. Clair
901 Brickell Key Boulevard
Penthouse 3708
Miami, FL 33131

Dear Keith:

This letter (“Amendment”) acknowledges that there was a scrivener’s error in your employment agreement dated June 26, 2011 (the “Agreement”) in which the shares comprising a portion of the signing bonus failed to reflect the obligation of the Executive to purchase such shares at a price of $0.01 per share.  In order to fix this error, Options Media Group Holdings, Inc. has agreed to modify Section 4(b)(ii) of the Agreement to reflect the following:

(ii)
In addition, the Executive shall, within 90 days of the date of this Amendment, have the right to purchase 10,000,000 shares of common stock of the Company at $0.01 per share, and such shares shall be registered on a Form S-8.

In all other respects, the Agreement is ratified and confirmed.  Please sign a copy of this letter agreement and return it to me.

Very truly yours,

Dated: August 12, 2011	By:	/s/ Scott Frohman
Scott Frohman
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Keith St. Clair
___________________________________
Keith St. Clair

cc:           Michael D. Harris, Esq. (Via Email)